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Exhibit 99.1

FOR IMMEDIATE RELEASE
July 20, 1999



                     TRANSACTION NETWORK SERVICES ANNOUNCES
                      SECOND QUARTER 1999 FINANCIAL RESULTS

      REVENUES INCREASE OVER 100 PERCENT; EARNINGS PER SHARE UP 59 PERCENT
                           BEFORE NON-RECURRING CHARGE


RESTON, Virginia, July 20, 1999...Transaction Network Services, Inc. (TNS) (NYSE:TNI) today reported record-breaking second quarter revenues of $42.7 million, a 109 percent increase over second quarter 1998 revenues of $20.4 million. Revenues for the six months ended June 30, 1999 reached $80.8 million, compared to $38.5 million for the year-ago period.

         The company's POS division contributed $29.5 million to revenues this quarter compared to $12 million in the year-ago quarter. Year-over-year transaction volume grew from 681 million in the year-ago quarter to 1.6 billion this quarter. Average daily transaction volume for the quarter grew to 18 million compared to 7.5 million for the same period last year. These increases reflect incremental volumes from the acquisition of AT&T's Transaction Access Service (TAS) business, as well as continued growth from existing POS customers.

         TNS' Telecom Services division contributed $9.1 million to revenues this quarter, up 25 percent over the year-ago quarter, primarily from its CARD*TEL(R) telephone call billing validation and fraud control services. SS7, new TSD service offerings, and other revenues accounted for $4.3 million of total quarterly revenue.

         The International Systems division, which includes TNS subsidiaries in Ireland, Sweden, France, and the UK, contributed $2.2 million to revenues this quarter, an increase of 189 percent from $760,000 for the same period last year. These revenues include transaction revenues from TNS' UK subsidiary and royalty revenues generated from transactions in Canada, as well as $507,000 of revenue from Switchtran, Ltd. In the second quarter, TNS purchased the 50 percent minority interest from its joint venture partner and now consolidates Switchtrans' financial results.

         The Financial Services division increased revenues 362 percent over the year-ago quarter to $1.8 million. These revenues were generated primarily from the addition of new customers to the financial services network and from revenues added through the acquisition of Transline Communications in January, 1999. The TNS financial services network provides a secure,


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independent, Internet Protocol ("IP") Extranet for transacting securities trading orders and associated data electronically between brokerage firms and financial institutions.

         Earnings per share for the second quarter of 1999 were $0.27 per diluted share before an impairment charge of $919,000 related to intangible assets acquired from AMNEX in 1996. In May 1999, AMNEX filed for bankruptcy protection; as a result, TNS has reserved the carrying value of those impaired assets, resulting in a non-cash charge of $0.04 per share for the three-month period. Earnings per diluted share, including the charge, were $0.23, an increase of 35 percent over $0.17 per diluted share for the second quarter of 1998. Earnings per diluted share for the six-month period, including the charge, were $0.30 compared to $0.29 for the same period in 1998.

         Transaction Network Services, Inc. (TNS), headquartered in Reston, Virginia, provides data communications services for transaction-oriented applications. The company is listed on the New York Stock Exchange under the symbol TNI. Additional company information is available on the TNS website at www.tnsi.com.

The statements and information contained in this news release that are not descriptions of historical fact may be deemed to be "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act that involve a number of risks and uncertainties that could cause actual results to differ materially from those currently anticipated. These statements are based on assumptions and assessments made by TNS' management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes to be appropriate. The risks and uncertainties to which these statements are subject include, but are not limited to, TNS' ability to complete the transition of the TAS customers from the TAS network to TNS network facilities, TNS' ability to integrate acquired businesses and purchased assets into its operations and realize planned synergies, the extent to which acquired businesses and assets are able to meet TNS' expectations and operate profitably, continuation of TNS' long standing relationships with major customers and vendors, the impact of the agreement with AT&T for providing communication and other services during the transition of the TAS business to TNS' network, the impact of future revisions to the cost of TNS' network services under the Telecommunications Act of 1996, competition, technological change, changes in government regulation and seasonality and fluctuations in quarterly results. There can be no assurance that the TAS migration will be completed in the expected time period or that markets for electronic payment services will continue to grow. See TNS' reports filed with the SEC for additional discussion of these risks and other factors which may effect TNS' services, revenues, and costs.

CONTACT: Karen Kazmark
         Director of Investor Relations
         (703) 453-8406

                                      -End-


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               TRANSACTION NETWORK SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     THREE MONTHS ENDED             SIX MONTHS
                                                                                      ENDED
                                                            JUNE 30,                 JUNE 30,
                                                   ----------------------     ----------------------
                                                      1999          1998         1999          1998
                                                   --------      --------     --------      --------
Revenues                                           $ 42,662      $ 20,433     $ 80,827      $ 38,510
Cost of network services                             24,965        11,167       50,900        21,874
                                                   --------      --------     --------      --------
Gross profit                                         17,697         9,266       29,927        16,636
                                                   --------      --------     --------      --------
Other operating expenses:
      Engineering & development                       1,435         1,141        2,927         2,168
      Selling, general & administrative               4,887         2,670        9,020         5,185
      Depreciation                                    2,638         1,593        5,080         2,987
      Amortization of intangibles                     2,107           641        4,186         1,092
      Reserve for AMNEX assets                          919                        919
                                                   --------      --------     --------      --------
Total other operating expenses                       11,986         6,045       22,132        11,432
                                                   --------      --------     --------      --------
Income from operations before provision for
      income taxes, equity in earnings of
      affiliate and minority interest                 5,711         3,221        7,795         5,204
Interest expense                                       (973)            0       (1,925)            0
Interest income and other                               455           365          874           856
                                                   --------      --------     --------      --------
Income before provision for income taxes              5,193         3,586        6,744         6,060

Provision for income taxes                            1,918          1430        2,552          2395

Equity in earnings of unconsolidated affiliate            0            81           93            81
Minority interest in net income of
      consolidated subsidiary                          (145)         --           (128)         --
                                                   --------      --------     --------      --------
Net income                                         $  3,130      $  2,237     $  4,157      $  3,746
                                                   --------      --------     --------      --------
                                                   --------      --------     --------      --------
 Diluted earnings per common share                 $   0.23      $   0.17     $   0.30      $   0.29
                                                   --------      --------     --------      --------
                                                   --------      --------     --------      --------
 Basic earnings per common share                   $   0.24      $   0.18     $   0.32      $   0.30
                                                   --------      --------     --------      --------
                                                   --------      --------     --------      --------
 Weighted average shares - diluted                   13,864        13,307       13,691        13,123
                                                   --------      --------     --------      --------
                                                   --------      --------     --------      --------
 Weighted average common shares - basic              13,069        12,647       13,028        12,519
                                                   --------      --------     --------      --------
                                                   --------      --------     --------      --------